SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

Harbert Discovery Fund, LP
Harbert Discovery Co-Investment Fund I, LP
Harbert Discovery Fund GP, LLC

Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Fund Advisors, Inc.

Harbert Management Corporation

Jack Bryant

Kenan Lucas

Raymond Harbert

Fabian Blank

Peter J. Clemens, IV

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Harbert Discovery Fund Comments on Enzo Biochem’s Entrenchment Maneuvers

Enzo Has Acted Out of Desperation to Undermine the Will of its Shareholders

Wasteful and Bizarre Tactics Only Reinforce the Need for a Radical Cultural Change in Enzo’s Boardroom

Harbert Intends to Pursue All Available Options to Ensure the Voices of All Shareholders Can be Heard at Enzo

Birmingham, AL, January 29, 2020 – Harbert Discovery Fund, LP and Harbert Discovery Co-Investment Fund I, LP (collectively “HDF”), the beneficial owners of more than 11.8% of the outstanding shares of Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), today issued the following statement commenting on Enzo’s January 28, 2020 press release announcing the postponement of its 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to February 25, 2020 and proposing the potential expansion of its Board of Directors (the “Board”) to seven seats from the current five.

“We are disappointed – but not surprised – that the Company has taken this desperate action, which is nothing more than a transparent attempt to undermine the will of Enzo’s shareholders. As the Company knew, at the time of the Company’s announcement, HDF held proxies totaling over a majority of the outstanding shares in support of HDF nominee Fabian Blank, and more than a majority of the shares of any recent quorum in support of HDF nominee Peter Clemens, IV.1

Enzo’s attempt to claim some kind of credit for “no longer opposing” our nominees is ludicrous. Shareholders deserve better.

What is especially unfortunate is how wasteful and unnecessary the Company’s entrenchment maneuvers are.

We have always been open to finding a constructive and mutually agreeable solution with Enzo. When the Company proposed a settlement structure for the first time to us on January 22nd, it suggested that none of its directors step off the Board – even after all three leading proxy advisory firms supported the case for change. Nonetheless, we engaged with them and quickly submitted a counteroffer. However, three days later, on Saturday, January 25th, Enzo’s counsel rejected this and told us that they would not negotiate and would not budge from their initial position. Then yesterday Enzo stated in its own press release, “According to Enzo, the Company has attempted to reach an amicable resolution with Harbert…” This is not only nonsensical, it is simply disingenuous.

______________________________

1 This tabulation is based solely on the BLUE proxy cards received by Harbert’s proxy solicitor through the afternoon of January 28, 2020. This tabulation does not reflect the final results of the Annual Meeting. At any point at or prior to the Annual Meeting, shareholders can change their vote, revoke their proxy or vote on the Company’s proxy card. The final results of the proxy solicitation will not be known until the Annual Meeting is held.

We strongly believe that it is not in the best interests of anyone – especially Enzo’s shareholders – to have to incur the additional costs associated with a delayed Annual Meeting and an expanded Board. Further, to enlarge the Board to seven directors would be completely out of line with what is necessary for a company of this size. It is ridiculous that Enzo’s directors have steered the Company down a pathway that would waste so much of shareholders’ money simply because they do not want to accept the outcome of a fair shareholder election. Ultimately, these actions are simply further evidence that Board refreshment is desperately needed at Enzo.

We will continue to pursue all available options, including potential legal recourse, to ensure that shareholders ultimately have the opportunity to have their voices heard at Enzo.

Shareholders who already voted on the BLUE proxy card will still have their votes counted at the Annual Meeting.  However, we will be filing an updated BLUE proxy card following the Company’s filing of its revised proxy statement so that investors can express a preference on the Company’s proposal to expand the size of the board. We look forward to providing a further update to our fellow shareholders soon.”

Please visit our website at www.cureenzo.com to learn more.

Important Information about Participants in a Proxy Solicitation:

Harbert Discovery Fund, LP (“Harbert Discovery”), Harbert Discovery Fund GP, LLC (“Harbert Discovery GP”), Harbert Discovery Co-Investment Fund I, LP (“Harbert Discovery Co-Investment” and together with Harbert Discovery, the “Discovery Funds”), Harbert Discovery Co-Investment Fund I GP, LLC (“Harbert Discovery Co-Investment GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant (“Mr. Bryant”), Raymond Harbert (“Mr. Harbert”) and Kenan Lucas (“Mr. Lucas” and together with Harbert Discovery, Harbert Discovery GP, Harbert Discovery Co-Investment, Harbert Discovery Co-Investment GP, HFA, HMC and Messrs. Bryant and Harbert, the “Harbert Discovery Parties”) (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Enzo Biochem, Inc. (the “Company”) in connection with the annual meeting of shareholders of the Company (the “Annual Meeting”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants in respect of the Annual Meeting, as they contain important information, including additional information related to the Participants, their nominees for election to the board of directors of the Company and the Annual Meeting. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and are available upon request from the Participants’ proxy solicitor, Okapi Partners, by calling (888) 758-6707 (banks and brokers call collect (212) 297-0720).

Additional information about the Participants can be found on the Definitive Proxy Statement filed by the Participants on December 6, 2019.

About Harbert Discovery Fund (HDF)

HDF invests in a concentrated portfolio of publicly traded small capitalization companies in the US and Canada. We perform significant due diligence on each portfolio company prior to investing. In addition to researching all publicly available information and meeting with management, our diligence includes substantial primary research with industry experts, consultants, bankers, customers and competitors. We often spend months or years researching ideas before making an investment decision and we only invest in companies that we believe are significantly undervalued, and where there is the potential for change to enhance or accelerate value creation. In an effort to unlock this potential value, we seek to work directly with the boards and management teams of our portfolio companies privately and collaboratively, engaging with them on a range of factors including governance, board composition, corporate strategy, capital allocation, strategic alternatives and operations. We have effected positive, fundamental changes at our current and past investments through this behind-the-scenes, constructive approach. HDF currently has board representation at three of our portfolio companies. In each case, changes to the board were agreed upon privately and it is our strong preference in every investment to avoid the unnecessary distractions and costs of a public proxy campaign.

About Harbert Management Corporation (HMC)

HMC is an alternative asset management firm with approximately $7.0 billion in regulatory assets under management as of December 31, 2019. HMC currently sponsors nine distinct investment strategies with dedicated investment teams. Additional information about HMC can be found at www.harbert.net.

Contacts

Investor Contact

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Jason Alexander, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com